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                            UGI UTILITIES INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                                   (THOUSANDS OF DOLLARS)

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
                                                 Nine
                                                Months
                                                Ended
                                               June 30,                    Year Ended September 30,
                                                             --------------------------------------------------
                                                 2003          2002          2001          2000          1999
                                                 ----          ----          ----          ----          ----
EARNINGS:
Earnings before income taxes                   $ 99,905      $ 73,665      $ 79,568      $ 82,882      $ 63,139
Interest expense                                 12,198        16,365        18,724        18,135        17,317
Amortization of debt discount and expense           181           287           264           218           215
Estimated interest component of
  rental expense                                  1,087         1,563         1,541         1,318         1,539
                                               --------      --------      --------      --------      --------
                                               $113,371      $ 91,880      $100,097      $102,553      $ 82,210
                                               ========      ========      ========      ========      ========

COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Interest expense                               $ 12,198      $ 16,365      $ 18,724      $ 18,135      $ 17,317
Amortization of debt discount and expense           181           287           264           218           215
Allowance for funds used during
  construction (capitalized interest)                16            19            12            17            36
Estimated interest component of
  rental expense                                  1,087         1,563         1,541         1,318         1,539
Preferred stock dividend requirements             1,163         1,550         1,550         1,550         1,550
Adjustment required to state preferred
  stock dividend requirements on a
  pretax basis                                      781         1,039         1,012           995           968
                                               --------      --------      --------      --------      --------
                                               $ 15,426      $ 20,823      $ 23,103      $ 22,233      $ 21,625
                                               ========      ========      ========      ========      ========
Ratio of earnings to combined fixed
  charges and preferred stock dividends            7.35          4.41          4.33          4.61          3.80
                                               ========      ========      ========      ========      ========
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